Exhibit 99.1

TIME WARNER CABLE REPORTS

2015 FOURTH-QUARTER AND FULL-YEAR RESULTS

Record Full-Year Subscriber Performance, Including

Best Ever Customer Relationship Net Additions

First Full-Year Positive Video Subscriber Net Additions Since 2006

Accelerated Fourth-Quarter Revenue Growth of 4.9%

***

NEW YORK, January 28, 2016 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2015.

Time Warner Cable Chairman and CEO Rob Marcus said: “I’m incredibly proud of everything we achieved this quarter and in 2015. We made our network more reliable, our products more compelling and our customer service better. And, importantly, our subscriber improvement over the last eight quarters, including our record subscriber performance in 2015, has begun to show up in our financial results. As we begin 2016, we intend to continue to improve the customer experience and build value for our shareholders.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data;	4th Quarter				Full Year
unaudited)			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue	$6,072	$5,790	$282	4.9%	$23,697	$22,812	$885	3.9%
Adjusted OIBDA(a)	$2,132	$2,140	$(8)	(0.4%)	$8,138	$8,228	$(90)	(1.1%)
Operating Income(b)	$1,125	$1,226	$(101)	(8.2%)	$4,239	$4,632	$(393)	(8.5%)
Diluted EPS(c)	$1.70	$1.95	$(0.25)	(12.8%)	$6.44	$7.17	$(0.73)	(10.2%)
Adjusted Diluted EPS(a)	$1.80	$2.03	$(0.23)	(11.3%)	$6.62	$7.56	$(0.94)	(12.4%)
Cash provided by operating activities(b)	$1,833	$1,810	$23	1.3%	$6,539	$6,350	$189	3.0%
Capital expenditures	$946	$918	$28	3.1%	$4,446	$4,097	$349	8.5%
Free Cash Flow(a)(b)	$883	$891	$(8)	(0.9%)	$2,171	$2,347	$(176)	(7.5%)

(a)	Refer to Note 5 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $51 million and $38 million for the fourth quarters of 2015 and 2014, respectively, and $203 million and $225 million for the year ended December 31, 2015 and 2014, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $26 million and $19 million for the fourth quarters of 2015 and 2014, respectively, and $181 million and $128 million for the year ended December 31, 2015 and 2014, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

HIGHLIGHTS

Financial Highlights

•	Revenue grew 4.9% for the fourth quarter and 3.9% for the full year – the highest fourth-quarter and full-year organic revenue growth in the last five years – driven by accelerated growth in Residential Services and strong growth in Business Services.
•	Adjusted OIBDA excluding pension expense was up slightly for the fourth quarter and full year.
•	Operating Income declined to $1.1 billion and $4.2 billion for the fourth quarter and full year, respectively, due to higher depreciation expense from “TWC Maxx” and other capital investments.

Operational Highlights

•	Strong fourth-quarter residential subscriber performance capped the best full-year residential subscriber performance ever
¡	Customer relationship net additions of 200,000 for the fourth quarter and 618,000 for the full year
¡	Video net additions of 54,000 for the fourth quarter and 32,000 for the full year
¡	High-speed data net additions of 281,000 for the fourth quarter and 1,000,000 for the full year
¡	Voice net additions of 227,000 for the fourth quarter and 1,036,000 for the full year
•	Significant investment during 2015 to improve customer experience and expand network
¡	TWC Maxx, including “all digital” conversion and Internet speed increases (up to 300 Mbps), was completed in Austin, Kansas City, Dallas, Raleigh, Charlotte and San Antonio and was begun in Hawaii, Wilmington, Greensboro and San Diego
¡	10.5 million new set-top boxes, digital adapters and advanced modems deployed
¡	66,000 commercial buildings added to network
•	Impressive year-over-year improvements in key residential customer service metrics continued in the fourth quarter
¡	13% decrease in care calls per customer relationship
¡	19% reduction in repair-related truck rolls per customer relationship
¡	98% on-time percentage for customer appointments within industry-leading one-hour appointment arrival windows
¡	15% improvement in first-visit resolution

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the fourth quarter and full year of 2015 increased 4.9% and 3.9%, respectively, year over year as a result of revenue growth at the Residential Services and Business Services segments, partially offset by a decline in revenue at the Other Operations segment.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the fourth quarter and full year of 2015 decreased 0.4% and 1.1%, respectively, driven by year-over-year increases in operating expenses of 7.9% and 6.7%, respectively, partially offset by revenue growth.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Operating costs and expenses:
Programming and content	$1,446	$1,318	$128	9.7%	$5,815	$5,294	$521	9.8%
Sales and marketing	616	537	79	14.7%	2,379	2,192	187	8.5%
Technical operations	427	387	40	10.3%	1,669	1,530	139	9.1%
Customer care	226	217	9	4.1%	900	839	61	7.3%
Other operating	1,225	1,191	34	2.9%	4,796	4,729	67	1.4%

Total operating costs and expenses	$3,940	$3,650	$290	7.9%	$15,559	$14,584	$975	6.7%

For the fourth quarter, the growth in operating expenses was primarily due to increases in programming, employee, marketing and insurance costs, partially offset by a decline in bad debt expense. The increase in employee costs reflects the Company’s continued investments in sales and marketing, technical operations and customer care initiatives and a $27 million increase in pension expense.

For the full year, the growth in operating expenses was primarily due to increases in programming, employee and maintenance costs, as well as higher content costs at SportsNet LA, a regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming, partially offset by a decline in bad debt expense. The increase in employee costs reflects the Company’s continued investments in sales and marketing, technical operations and customer care initiatives and a $108 million increase in pension expense.

Operating expenses by segment are discussed further below under “Detailed Segment Results.”

Operating Income for the fourth quarter and full year of 2015 decreased 8.2% and 8.5%, respectively. For the fourth quarter, the decrease was primarily due to higher depreciation expense and merger-related costs and lower Adjusted OIBDA. For the full year, the decrease was primarily due to higher depreciation expense and lower Adjusted OIBDA.

Merger-related costs for the fourth quarters of 2015 and 2014 were $49 million and $35 million, respectively, and restructuring costs were $2 million and $3 million, respectively. Merger-related costs for the full years of 2015 and 2014 were $183 million and $198 million, respectively, and restructuring costs were $20 million and $27 million, respectively.

DETAILED SEGMENT RESULTS

Residential Services

Selected Residential Services Financial Results

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue:
Video	$2,471	$2,464	$7	0.3%	$9,907	$10,002	$(95)	(0.9%)
High-speed data	1,819	1,644	175	10.6%	7,029	6,428	601	9.3%
Voice	497	470	27	5.7%	1,931	1,932	(1)	(0.1%)
Other	24	23	1	4.3%	99	84	15	17.9%

Total revenue	$4,811	$4,601	$210	4.6%	$18,966	$18,446	$520	2.8%

Adjusted OIBDA(a)	$2,174	$2,173	$1	—	$8,489	$8,623	$(134)	(1.6%)

(a)	Refer to Note 5 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Fourth-quarter 2015 Residential Services revenue increased primarily as a result of increases in high-speed data and voice revenue.

•	The increase in residential high-speed data revenue was the result of growth in high-speed data subscribers, as well as an increase in average revenue per subscriber primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service.
•	Residential voice revenue increased due to growth in voice subscribers offset, in part, by lower average revenue per subscriber.
•	Residential video revenue increased slightly due to an increase in average revenue per subscriber primarily the result of growth in video equipment rental and premium network revenue, partially offset by lower programming tier revenue.

Full-year 2015 Residential Services revenue increased primarily as a result of an increase in high-speed data revenue, partially offset by a decrease in video revenue.

•	The increase in residential high-speed data revenue was the result of growth in high-speed data subscribers, as well as an increase in average revenue per subscriber primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service.
•	Residential voice revenue was essentially flat as lower average revenue per subscriber was offset by growth in voice subscribers.
•	Residential video revenue decreased due to a decline in average video subscribers, partially offset by an increase in average revenue per subscriber primarily the result of growth in video equipment rental and premium network revenue and higher transactional video-on-demand revenue (including the May 2015 Mayweather vs. Pacquiao fight), partially offset by lower programming tier revenue.

Fourth-quarter 2015 Adjusted OIBDA was essentially flat, driven by the increase in revenue discussed above, partially offset by an 8.6% increase in operating costs. The increase in operating costs was the result of higher programming, sales and marketing and technical operations costs. Employee costs (which are included in each category, as applicable) were impacted by a $15 million increase in pension expense.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and SportsNet LA) grew 9.7% to $1.4 billion primarily due to an increase in average monthly programming costs per video subscriber. Average monthly programming costs per residential video subscriber grew 9.9% year over year to $42.89 for the fourth quarter of 2015, primarily driven by contractual rate increases.
•	Sales and marketing costs increased 13.4% to $405 million primarily due to higher marketing costs and increased sales-related employee costs as a result of increased headcount and higher compensation costs per employee related to the Company’s subscriber growth initiatives, as well as higher pension expense.
•	Technical operations costs were up 7.7% to $376 million primarily due to increased maintenance and installation-related activities (reflecting subscriber growth and the Company’s continued investments to improve the customer experience), as well as higher pension expense.
•	Other operating costs increased 3.7% to $167 million due to increases in a number of other categories, including voice costs, partially offset by lower bad debt expense.

Full-year 2015 Adjusted OIBDA decreased, driven by a 6.7% increase in operating costs, partially offset by the increase in revenue discussed above. The increase in operating costs was the result of higher programming, sales and marketing, technical operations and customer care costs, partially offset by a decrease in other operating costs. Employee costs (which are included in each category, as applicable) were impacted by a $58 million increase in pension expense.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and SportsNet LA) grew 8.6% to $5.5 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a decline in average video subscribers. Average monthly programming costs per residential video subscriber grew 10.6% year over year to $42.58 for the full year of 2015, primarily driven by contractual rate increases and carriage of new networks (including SportsNet LA).
•	Sales and marketing costs increased 7.0% to $1.6 billion primarily due to increased sales-related employee costs as a result of increased headcount and higher compensation costs per employee related to the Company’s subscriber growth initiatives, as well as higher pension expense.
•	Technical operations costs were up 7.5% to $1.5 billion primarily due to increased headcount and maintenance and installation-related activities (reflecting subscriber growth and the Company’s continued investments to improve the customer experience), as well as higher pension expense.
•	Customer care costs increased 6.2% to $749 million primarily due to increased headcount and higher compensation costs per employee (reflecting subscriber growth and the Company’s continued investments to improve the customer experience).
•	Other operating costs decreased 3.6% to $704 million primarily due to lower bad debt expense, partially offset by increases in a number of other categories.

Residential Services Subscriber Metrics

(in thousands)	4th Quarter			Full Year
	9/30/2015	Net Additions (Declines)	12/31/2015	12/31/2014	Net Additions (Declines)	12/31/2015
Video	10,767	54	10,821	10,789	32	10,821
High-speed data	12,394	281	12,675	11,675	1,000	12,675
Voice	6,093	227	6,320	5,284	1,036	6,320

Single play	5,709	43	5,752	5,630	122	5,752
Double play	4,115	(48)	4,067	4,525	(458)	4,067
Triple play	5,105	205	5,310	4,356	954	5,310

Customer relationships	14,929	200	15,129	14,511	618	15,129

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Selected Business Services Financial Results

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue:
Video	$99	$93	$6	6.5%	$385	$365	$20	5.5%
High-speed data	430	361	69	19.1%	1,609	1,341	268	20.0%
Voice	157	138	19	13.8%	599	511	88	17.2%
Wholesale transport	128	112	16	14.3%	491	415	76	18.3%
Other	50	51	(1)	(2.0%)	200	206	(6)	(2.9%)

Total revenue	$864	$755	$109	14.4%	$3,284	$2,838	$446	15.7%

Adjusted OIBDA(a)	$522	$466	$56	12.0%	$1,987	$1,719	$268	15.6%

(a)	Refer to Note 5 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Business Services revenue growth for both the fourth quarter and full year was primarily due to increases in high-speed data and voice subscribers and growth in wholesale transport revenue (including cell tower backhaul revenue).

For both the fourth quarter and full year, the increase in Adjusted OIBDA was driven by growth in revenue, partially offset by an increase in operating costs of 18.3% and 15.9%, respectively. The growth in operating costs was primarily due to increased headcount and higher compensation costs per employee, as well as growth in programming and marketing costs.

Business Services Subscriber Metrics

(in thousands)	4th Quarter			Full Year
	9/30/2015	Net Additions	12/31/2015	12/31/2014	Net Additions	12/31/2015
Video	210	4	214	203	11	214
High-speed data	622	16	638	578	60	638
Voice	363	12	375	323	52	375

Single play	356	6	362	346	16	362
Double play	295	10	305	265	40	305
Triple play	83	2	85	76	9	85

Customer relationships	734	18	752	687	65	752

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

Selected Other Operations Financial Results

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Revenue:
Advertising	$284	$332	$(48)	(14.5%)	$1,028	$1,127	$(99)	(8.8%)
Other	180	166	14	8.4%	682	645	37	5.7%

Total revenue	$464	$498	$(34)	(6.8%)	$1,710	$1,772	$(62)	(3.5%)

Adjusted OIBDA(a)	$210	$243	$(33)	(13.6%)	$665	$787	$(122)	(15.5%)

(a)	Refer to Note 5 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

For both the fourth quarter and full year, advertising revenue decreased primarily due to lower political advertising revenue, which was $8 million and $18 million in the fourth quarter and full year of 2015, respectively, compared to $61 million and $113 million in the fourth quarter and full year of 2014, respectively.

For both the fourth quarter and full year, other revenue increased primarily due to affiliate fees from the Residential Services segment as well as other distributors of the Los Angeles Lakers’ regional sports networks and SportsNet LA.

For the fourth quarter, the decrease in Adjusted OIBDA was driven by a decrease in revenue.

For the full year, the decrease in Adjusted OIBDA was driven by a decrease in revenue and an increase in operating costs of 6.1%, primarily related to higher content costs associated with SportsNet LA.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment increased 4.3% year over year to $774 million for the fourth quarter of 2015 and 3.5% to $3.0 billion for the full year of 2015.

For the fourth quarter, this increase was driven by higher compensation costs per employee and increased insurance expense. For the full year, this increase was driven by increased maintenance expense, higher compensation costs per employee and an increase in insurance expense. Additionally, pension costs increased $6 million and $27 million for the fourth quarter and full year of 2015, respectively. For both the fourth quarter and full year, these increases were partially offset by lower costs as a result of operating efficiencies.

CONSOLIDATED NET INCOME

Fourth-quarter 2015 Net Income Attributable to TWC Shareholders was $486 million, or $1.70 per basic and diluted common share, compared to $554 million, or $1.96 per basic common share and $1.95 per diluted common share, in the prior year quarter. Full-year 2015 net income attributable to TWC shareholders was $1.8 billion, or $6.46 per basic common share and $6.44 per diluted common share, compared to $2.0 billion, or $7.21 per basic common share and $7.17 per diluted common share, in the prior year.

For the fourth quarter, net income attributable to TWC shareholders decreased primarily due to a decrease in Operating Income, partially offset by a decrease in income tax provision. For the full year, net income attributable to TWC shareholders decreased primarily due to a decrease in Operating Income, partially offset by an increase in other income, net, which included a $120 million gain from the settlement of certain terms of an agency agreement with Verizon Wireless in the second quarter of 2015, as well as a decrease in income tax provision.

Fourth-quarter Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2015 and 2014 detailed in Note 3 to the accompanying consolidated financial statements, were $517 million and $1.80, respectively, for the fourth quarter of 2015 compared to $577 million and $2.03, respectively, for the fourth quarter of 2014.

Full-year Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2015 and 2014 detailed in Note 3 to the accompanying consolidated financial statements, were $1.9 billion and $6.62, respectively, for 2015 compared to $2.1 billion and $7.56, respectively, for 2014.

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Net income attributable to TWC shareholders	$486	$554	$(68)	(12.3%)	$1,844	$2,031	$(187)	(9.2%)
Adjusted net income attributable to TWC shareholders(a)	$517	$577	$(60)	(10.4%)	$1,895	$2,143	$(248)	(11.6%)

Net income per common share attributable to TWC common shareholders:
Basic	$1.70	$1.96	$(0.26)	(13.3%)	$6.46	$7.21	$(0.75)	(10.4%)
Diluted	$1.70	$1.95	$(0.25)	(12.8%)	$6.44	$7.17	$(0.73)	(10.2%)
Adjusted Diluted EPS(a)	$1.80	$2.03	$(0.23)	(11.3%)	$6.62	$7.56	$(0.94)	(12.4%)

(a)	Refer to Note 5 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the full year of 2015 decreased 7.5% to $2.2 billion from $2.3 billion in 2014, due mainly to an increase in capital expenditures, partially offset by an increase in cash provided by operating activities. Capital Expenditures, which totaled $4.4 billion in 2015, increased due to customer relationship growth, as well as the Company’s investments (including TWC Maxx) to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the full year of 2015 was $6.5 billion, a 3.0% increase from 2014. This increase was primarily driven by a change in working capital and lower net interest payments, partially offset by higher net income tax payments and a decrease in Adjusted OIBDA.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Adjusted OIBDA(a)	$2,132	$2,140	$(8)	(0.4%)	$8,138	$8,228	$(90)	(1.1%)
Interest payments, net	(245)	(248)	3	(1.2%)	(1,382)	(1,435)	53	(3.7%)
Income tax payments, net	(189)	(66)	(123)	186.4%	(453)	(352)	(101)	28.7%
All other, net, including working capital changes(b)	135	(16)	151	NM	236	(91)	327	NM

Cash provided by operating activities(b)	1,833	1,810	23	1.3%	6,539	6,350	189	3.0%
Add:
Income tax payment on gain on settlement of Verizon Wireless agency agreement	—	—	—	NM	45	—	45	NM
Excess tax benefit from equity-based compensation	7	10	(3)	(30.0%)	92	141	(49)	(34.8%)
Less:
Capital expenditures	(946)	(918)	(28)	3.1%	(4,446)	(4,097)	(349)	8.5%
Cash paid for other intangible assets	(10)	(8)	(2)	25.0%	(51)	(39)	(12)	30.8%
Other	(1)	(3)	2	(66.7%)	(8)	(8)	—	—

Free Cash Flow(a)(b)	$883	$891	$(8)	(0.9%)	$2,171	$2,347	$(176)	(7.5%)

NM—Not meaningful.

(a)	Refer to Note 5 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $26 million and $19 million for the fourth quarters of 2015 and 2014, respectively, and $181 million and $128 million for the year ended December 31, 2015 and 2014, respectively.

Net Debt, which totaled $21.3 billion as of December 31, 2015, decreased from December 31, 2014 as Free Cash Flow more than offset the cash used for dividends.

(in millions; unaudited)	12/31/2015	12/31/2014
		(recast)
Long-term debt	$22,497	$22,604
Debt due within one year	5	1,017

Total debt	22,502	23,621
Cash and equivalents	(1,170)	(707)

Net debt(a)	$21,332	$22,914

(a)	Net debt is defined as total debt less cash and equivalents.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 5 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 16 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, January 28, 2016. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc., including its proposed merger with Charter Communications, Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
	2015	2014
		(recast)
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$1,170	$707
Receivables, less allowances of $94 million and $109 million as of December 31, 2015 and 2014, respectively	916	949
Other current assets	373	383

Total current assets	2,459	2,039
Investments	65	64
Property, plant and equipment, net	16,945	15,990
Intangible assets subject to amortization, net	437	523
Intangible assets not subject to amortization	26,014	26,012
Goodwill	3,139	3,137
Other assets	218	370

Total assets	$49,277	$48,135

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$656	$567
Deferred revenue and subscriber-related liabilities	224	198
Accrued programming and content expense	985	902
Current maturities of long-term debt	5	1,017
Other current liabilities	2,079	1,813

Total current liabilities	3,949	4,497
Long-term debt	22,497	22,604
Deferred income tax liabilities, net	12,830	12,291
Other liabilities	1,002	726
TWC shareholders’ equity:
Common stock, $0.01 par value, 283.3 million and 280.8 million shares issued and outstanding as of December 31, 2015 and 2014, respectively	3	3
Additional paid-in capital	7,481	7,172
Retained earnings	1,925	1,162
Accumulated other comprehensive loss, net	(414)	(324)

Total TWC shareholders’ equity	8,995	8,013
Noncontrolling interests	4	4

Total equity	8,999	8,017

Total liabilities and equity	$49,277	$48,135

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions, except per share data)
Revenue	$6,072	$5,790	$23,697	$22,812
Costs and expenses:
Programming and content	1,446	1,318	5,815	5,294
Sales and marketing	616	537	2,379	2,192
Technical operations	427	387	1,669	1,530
Customer care	226	217	900	839
Other operating	1,225	1,191	4,796	4,729
Depreciation	922	842	3,560	3,236
Amortization	34	34	136	135
Merger-related and restructuring costs	51	38	203	225

Total costs and expenses	4,947	4,564	19,458	18,180

Operating Income	1,125	1,226	4,239	4,632
Interest expense, net	(352)	(353)	(1,401)	(1,419)
Other income, net	3	7	150	35

Income before income taxes	776	880	2,988	3,248
Income tax provision	(290)	(326)	(1,144)	(1,217)

Net income	486	554	1,844	2,031
Less: Net income attributable to noncontrolling interests	—	—	—	—

Net income attributable to TWC shareholders	$486	$554	$1,844	$2,031

Net income per common share attributable to TWC common shareholders:
Basic	$1.70	$1.96	$6.46	$7.21

Diluted	$1.70	$1.95	$6.44	$7.17

Weighted-average common shares outstanding:
Basic	283.2	280.6	282.6	279.3

Diluted	286.5	284.2	285.9	283.0

Cash dividends declared per share of common stock	$0.75	$0.75	$3.75	$3.00

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2015	2014
		(recast)
	(in millions)
OPERATING ACTIVITIES
Net income	$1,844	$2,031
Adjustments for noncash and nonoperating items:
Depreciation	3,560	3,236
Amortization	136	135
Pretax gain on settlement of Verizon Wireless agency agreement	(120)	—
Deferred income taxes	593	756
Equity-based compensation expense	161	182
Excess tax benefit from equity-based compensation	(92)	(141)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	53	11
Accounts payable and other liabilities	360	91
Other changes	44	49

Cash provided by operating activities	6,539	6,350

INVESTING ACTIVITIES
Capital expenditures	(4,446)	(4,097)
Purchases of investments	(4)	(2)
Proceeds from sale, maturity and collection of investments	3	19
Acquisition of intangible assets	(51)	(39)
Other investing activities	153	27

Cash used by investing activities	(4,345)	(4,092)

FINANCING ACTIVITIES
Short-term borrowings (repayments), net	(507)	507
Repayments of long-term debt	(500)	(1,750)
Dividends paid	(865)	(857)
Repurchases of common stock	—	(259)
Proceeds from exercise of stock options	129	226
Excess tax benefit from equity-based compensation	92	141
Taxes paid in cash in lieu of shares issued for equity-based compensation	(72)	(76)
Other financing activities	(8)	(8)

Cash used by financing activities	(1,731)	(2,076)

Increase in cash and equivalents	463	182
Cash and equivalents at beginning of year	707	525

Cash and equivalents at end of year	$1,170	$707

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	MERGER-RELATED TRANSACTIONS

Charter Merger

On May 23, 2015, Time Warner Cable Inc. (“TWC” or the “Company”) entered into an Agreement and Plan of Mergers (the “Charter Merger Agreement”) with Charter Communications, Inc. (“Charter”) and certain of its subsidiaries, pursuant to which the parties will engage in a series of transactions (the “Charter merger”) that will result in the Company and Charter becoming 100% owned subsidiaries of a new public parent company (“New Charter”), on the terms and subject to the conditions set forth in the Charter Merger Agreement.

Upon the consummation of the Charter merger, each share of TWC common stock (other than treasury shares held by the Company and TWC stock held by the Liberty Parties (as defined below)) will be converted into the right to receive, at the option of each stockholder, either (i) $100 in cash and shares of New Charter Class A common stock equivalent to 0.5409 shares of Charter Class A common stock (“Charter common stock”) or (ii) $115 in cash and shares of New Charter Class A common stock equivalent to 0.4562 shares of Charter common stock. Upon the consummation of the Charter merger, subject to certain exceptions, each share of TWC common stock held by Liberty Broadband Corporation or Liberty Interactive Corporation (together, the “Liberty Parties”) will convert only into the right to receive shares of New Charter Class A common stock.

On September 21, 2015, the Company’s stockholders approved the adoption of the Charter Merger Agreement, and Charter’s stockholders approved, among other things, the adoption of the Charter Merger Agreement and the issuance of New Charter Class A common stock to TWC stockholders in the Charter merger. The Charter merger is subject to regulatory approvals and certain other closing conditions.

Bright House Networks Transaction

On May 23, 2015, Charter and Advance/Newhouse Partnership (“A/N”) and certain of their affiliates amended an agreement the parties had signed on March 31, 2015 (the “Bright House Networks Agreement”). Under the amended Bright House Networks Agreement, Charter will acquire Bright House Networks, LLC (“Bright House Networks”), subject to, among other conditions, the closing of the Charter merger. Bright House Networks is a 100% owned subsidiary of a partnership (“TWE-A/N”) between A/N and Time Warner Cable Enterprises LLC (“TWCE”), a subsidiary of TWC. The closing of Charter’s acquisition of Bright House Networks is expected to occur concurrently with the closing of the Charter merger. However, the closing of the Charter merger is not conditioned on the closing of the Bright House Networks transaction.

In the Charter Merger Agreement, the Company and TWCE agreed to irrevocably and unconditionally waive their “right of first offer” to acquire the assets of Bright House Networks during the pendency of the Charter merger. This waiver will expire if the Charter Merger Agreement is terminated in accordance with its terms, provided that the Company or any of its Affiliates (as defined in the Charter Merger Agreement) does not, within nine months following such a termination, enter into an agreement or understanding in respect of, or consummate, an alternative acquisition transaction.

Termination of Comcast Merger

On April 24, 2015, Comcast Corporation (“Comcast”) and the Company terminated their February 12, 2014 Agreement and Plan of Merger, under which the Company had agreed, on the terms and subject to the conditions set forth therein, to merge with and into a 100% owned subsidiary of Comcast.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	RECLASSIFICATIONS

Certain reclassifications have been made to the prior year financial information to conform to the current year presentation, including adoption of the following two recent accounting standards.

Presentation of Deferred Income Taxes

In November 2015, the Financial Accounting Standards Board (the “FASB”) issued authoritative guidance for the purpose of simplifying the presentation of deferred income taxes. Under this guidance, deferred income tax assets and liabilities are required to be presented as noncurrent in the balance sheet. The current requirement that deferred income tax assets and liabilities be offset and presented as a single amount is not affected by this guidance. TWC elected to early adopt this guidance during the fourth quarter of 2015 and has applied a full retrospective approach to all periods presented. Current deferred income tax assets of $269 million as of December 31, 2014 have been reclassified and presented as a reduction to deferred income tax liabilities, net, in the consolidated balance sheet.

Presentation of Debt Issuance Costs

In April 2015, the FASB issued authoritative guidance for the purpose of simplifying the presentation of debt issuance costs. Under this guidance, debt issuance costs related to a recognized debt liability are required to be presented in the balance sheet as a direct reduction from the carrying amount of such debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this guidance. TWC elected to early adopt this guidance during the fourth quarter of 2015 and has applied a full retrospective approach to all periods presented. Debt issuance costs, net of accumulated amortization, of $8 million and $89 million recognized in other current assets and other assets, respectively, as of December 31, 2014 have been reclassified and presented as a reduction to long-term debt in the consolidated balance sheet.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three months and year ended December 31, 2015 and 2014:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
4th Quarter 2015:
As reported	$2,081	$(956)	$1,125	$(349)	$(290)	$486	$1.70
Year-over-year change, as reported:
$	$(21)	$(80)	$(101)	$(3)	$36	$(68)	$(0.25)
%	(1.0%)	9.1%	(8.2%)	0.9%	(11.0%)	(12.3%)	(12.8%)
Items affecting comparability:
Merger-related and restructuring costs	51	—	51	—	(20)	31	0.10

As adjusted	$2,132	$(956)	$1,176	$(349)	$(310)	$517	$1.80
Year-over-year change, as adjusted:
$	$(8)	$(80)	$(88)	$(3)	$31	$(60)	$(0.23)
%	(0.4%)	9.1%	(7.0%)	0.9%	(9.1%)	(10.4%)	(11.3%)

4th Quarter 2014:
As reported	$2,102	$(876)	$1,226	$(346)	$(326)	$554	$1.95
Items affecting comparability:
Merger-related and restructuring costs	38	—	38	—	(15)	23	0.08

As adjusted	$2,140	$(876)	$1,264	$(346)	$(341)	$577	$2.03

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Full Year 2015:
As reported	$7,935	$(3,696)	$4,239	$(1,251)	$(1,144)	$1,844	$6.44
Year-over-year change, as reported:
$	$(68)	$(325)	$(393)	$133	$73	$(187)	$(0.73)
%	(0.8%)	9.6%	(8.5%)	(9.6%)	(6.0%)	(9.2%)	(10.2%)
Items affecting comparability:
Merger-related and restructuring costs	203	—	203	—	(79)	124	0.43
Gain on settlement of Verizon Wireless agency agreement(b)	—	—	—	(120)	47	(73)	(0.25)

As adjusted	$8,138	$(3,696)	$4,442	$(1,371)	$(1,176)	$1,895	$6.62
Year-over-year change, as adjusted:
$	$(90)	$(325)	$(415)	$14	$153	$(248)	$(0.94)
%	(1.1%)	9.6%	(8.5%)	(1.0%)	(11.5%)	(11.6%)	(12.4%)

Full Year 2014:
As reported	$8,003	$(3,371)	$4,632	$(1,384)	$(1,217)	$2,031	$7.17
Items affecting comparability:
Merger-related and restructuring costs	225	—	225	—	(88)	137	0.48
Gain on equity award reimbursement obligation to Time Warner(c)	—	—	—	(1)	—	(1)	—
Impact of certain state and local tax matters(d)	—	—	—	—	(24)	(24)	(0.09)

As adjusted	$8,228	$(3,371)	$4,857	$(1,385)	$(1,329)	$2,143	$7.56

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders. Diluted EPS reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method.
(b)	In 2011, in conjunction with SpectrumCo, LLC’s (a joint venture between TWC, Comcast and Bright House Networks) entry into an agreement to sell its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless), TWC and Verizon Wireless entered into agency agreements that allowed TWC to sell Verizon Wireless-branded wireless service, and Verizon Wireless to sell TWC services. Amount represents the settlement of certain terms of the agency agreements in the second quarter of 2015.
(c)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC was obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amount represents the change in the reimbursement obligation, which fluctuated primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value were recorded in other income (expense), net, in the period of change.
(d)	Amount represents the impact of the passage of the New York State budget during the first quarter of 2014 that, in part, lowers the New York State business tax rate beginning in 2016.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

4.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three months and year ended December 31, 2015 and 2014 is as follows:

(in millions)	4th Quarter				Full Year
			Change				Change
	2015	2014	$	%	2015	2014	$	%
Adjusted OIBDA(a)	$2,132	$2,140	$(8)	(0.4%)	$8,138	$8,228	$(90)	(1.1%)
Adjusted OIBDA margin(b)	35.1%	37.0%			34.3%	36.1%
Merger-related and restructuring costs	(51)	(38)	(13)	34.2%	(203)	(225)	22	(9.8%)

OIBDA(a)	2,081	2,102	(21)	(1.0%)	7,935	8,003	(68)	(0.8%)
Depreciation	(922)	(842)	(80)	9.5%	(3,560)	(3,236)	(324)	10.0%
Amortization	(34)	(34)	—	—	(136)	(135)	(1)	0.7%

Operating Income	$1,125	$1,226	$(101)	(8.2%)	$4,239	$4,632	$(393)	(8.5%)

(a)	Refer to Note 5 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Segment information for the three months and year ended December 31, 2015 and 2014 is as follows:

(in millions)	4th Quarter 2015
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,811	$864	$464	$—	$(67)	$6,072
Operating costs and expenses	(2,637)	(342)	(254)	(774)	67	(3,940)

Adjusted OIBDA(b)	2,174	522	210	(774)	—	2,132
Merger-related and restructuring costs	—	—	—	(51)	—	(51)

OIBDA(b)	$2,174	$522	$210	$(825)	$—	2,081

Depreciation						(922)
Amortization						(34)

Operating Income						$1,125

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 5 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	4th Quarter 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,601	$755	$498	$—	$(64)	$5,790
Operating costs and expenses	(2,428)	(289)	(255)	(742)	64	(3,650)

Adjusted OIBDA(b)	2,173	466	243	(742)	—	2,140
Merger-related and restructuring costs	—	—	—	(38)	—	(38)

OIBDA(b)	$2,173	$466	$243	$(780)	$—	2,102

Depreciation						(842)
Amortization						(34)

Operating Income						$1,226

(a) All revenue included in Intersegment Eliminations is associated with the Other Operations segment. (b) Refer to Note 5 for definitions of OIBDA and Adjusted OIBDA.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions)	Full Year 2015
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$18,966	$3,284	$1,710	$—	$(263)	$23,697
Operating costs and expenses	(10,477)	(1,297)	(1,045)	(3,003)	263	(15,559)

Adjusted OIBDA(b)	8,489	1,987	665	(3,003)	—	8,138
Merger-related and restructuring costs	—	—	—	(203)	—	(203)

OIBDA(b)	$8,489	$1,987	$665	$(3,206)	$—	7,935

Depreciation						(3,560)
Amortization						(136)

Operating Income						$4,239

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 5 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	Full Year 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$18,446	$2,838	$1,772	$—	$(244)	$22,812
Operating costs and expenses	(9,823)	(1,119)	(985)	(2,901)	244	(14,584)

Adjusted OIBDA(b)	8,623	1,719	787	(2,901)	—	8,228
Merger-related and restructuring costs	—	—	—	(225)	—	(225)

OIBDA(b)	$8,623	$1,719	$787	$(3,126)	$—	8,003

Depreciation						(3,236)
Amortization						(135)

Operating Income						$4,632

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 5 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by TWC-owned and/or operated regional sports networks and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

5.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

•

Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.